Exhibit 10.3
AMENDMENT NO. 1
TO
EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 (“Amendment”) to Executive Employment Agreement (the “Agreement”) is made as of the 1st day of January 2010 between KAMAN CORPORATION, a Connecticut corporation (the “Company”) and WILLIAM C. DENNINGER (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive have entered into the Agreement as of November 17, 2008; and

WHEREAS, the Company and the Executive desire to amend the Agreement;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             The last sentence of Section 4 (Bonuses) of the Agreement is amended in its entirety to read as follows:  “Except as provided under Sections 5A and 8 of the Agreement, the Executive shall receive payments with respect to the plans and programs described in this Section 4 in accordance with the terms of such plans and programs.”

2.   A new Section 5A is hereby added to the Agreement::

5A.           Recovery of Amounts Related to Mandatory Restatements.

a)       Right of Recapture.  Effective January 1, 2010 and subject to the terms of this section 5A but otherwise notwithstanding any other provision of this Agreement or the terms of any compensation arrangement, plan or program, Executive shall pay the Company a sum equal to the Recapture Amount if, and to the extent that, (i) payment of Incentive Compensation is or was contingent upon the achievement of one or more specified financial performance targets and (ii) the amount of such Incentive Compensation is, or would have been, affected by a Mandatory Restatement that the Company is required to implement that results directly from Executive’s fraudulent or knowing, intentional misconduct.

b)       Definitions. For purposes of this section 5A:

“Recapture Amount” means i) the difference between a) the amount of Incentive Compensation paid or received, or to be paid or received by the Executive pursuant to an award made, within the twelve-month period following first issuance of financial statements that are subsequently determined to be subject to a Mandatory Restatement, and b) the amount that would have been paid or received by the Executive based on the financial results reported in the Mandatory Restatement, in each case as determined in good faith by the Personnel & Compensation Committee that exists at the time of determination; provided that, ii) the amount that the Executive shall be required to reimburse the Company from previously received Incentive Compensation shall be reduced by the Net Tax Cost of such compensation to the Executive, and iii) to the extent that the price of the Company’s Common Stock is or was a component of the performance objectives upon which the Incentive Compensation was payable, the value of the stock taken into account for purposes of re-determining the level of achievement based on the Mandatory Restatement will be equitably adjusted by the Personnel & Compensation  Committee, utilizing a third-party consultant with expertise in equity valuations.

 “Incentive Compensation” means amounts paid or received, or to be paid or received, under awards made on or after January 1, 2010 with respect to fiscal periods beginning with 2010, pursuant to: i) annual cash incentive awards under the Company’s Cash Bonus Plan; ii) long term performance awards under the Company’s Stock Incentive Plan; iii) other equity-based awards under such Stock Incentive Plan if vesting or lapse of restrictions is dependent upon achievement of financial performance objectives, and iv) like compensation under other or successor plans when entitlement to payments is dependent upon achievement of financial performance objectives.  For the avoidance of doubt, Incentive Compensation does not include the proceeds of any stock option grant, restricted stock or restricted stock unit award, long-term performance award or any other variety of equity-based award that has a vesting schedule based on the passage of time and the continued performance of services rather than the achievement of financial performance objectives.

“Mandatory Restatement” means a restatement of the Company’s financial statements for fiscal year 2010 or any year thereafter which, in the good faith opinion of the Company’s Independent Registered Public Accounting Firm (the “Auditors”), is required to be implemented pursuant to generally accepted accounting principles, but excluding any restatement which is so required with respect to a particular year as a consequence of a change in generally accepted accounting rules effective after the publication of the financial statements for such year. Notwithstanding the immediately preceding sentence, a Mandatory Restatement shall not include any restatement that (i) occurs more than three years following the date of the Executive’s termination of employment, or (ii) in the good faith judgment of the Audit Committee of the Board (the “Audit Committee”), (A) is required due to a change in the manner in which the Company’s Auditors (including for this purpose, any successor accounting firm retained by the Company which was not engaged at the time that the original financial statement in question was prepared) or governmental authorities interpret the application of generally accepted accounting principles (as opposed to a change in a prior accounting conclusion due to a change in the facts upon which such conclusion was based), or (B) is otherwise required due to events, facts or changes in law or practice that the Audit Committee concludes were immaterial.

“Net Tax Cost” means the net amount of any federal, foreign, state or local income, employment or other taxes paid by the Executive in respect of Incentive Compensation received, after taking into account any and all available deductions, credits or other offsets allowable to the Executive, and which are not recoverable by the Executive through timely amending any prior income or other tax returns. The Executive shall seek all recoverable amounts in a prompt and diligent manner.

    c)  Personnel & Compensation Committee Administration; Executive Right of Appeal.  A) The Personnel & Compensation Committee shall determine in good faith whether or not the Executive’s fraudulent or knowing, intentional misconduct has resulted in a Mandatory Restatement and the Executive shall be given a reasonable opportunity to provide his view (which may include any financial advisors he may engage for assistance) of the matter to the Personnel & Compensation Committee as part of the determination process.  If the Personnel & Compensation Committee agrees with the Executive’s position, it shall, in its sole discretion, specify an amount to be repaid to the Company, if any, that it concludes is equitable and appropriate under the circumstances. If the Personnel & Compensation Committee does not agree with the Executive’s position, no adjustment shall be made in the determinations made under this section 5A.  Subject to subsection B, the Personnel & Compensation Committee’s judgments and actions in accordance with the two immediately preceding sentences shall be final, binding and conclusive on the Company, the Executive, and all persons claiming an interest through either such party.

B) Not withstanding subsection A, if the Executive believes that any determination made under this section 5A, is incorrect, excessive or otherwise inequitable, he shall have the right to appeal to the Board of Directors for a review of any such determinations.

d)  Repayment Due Dates.  Payment of the Recapture Amount shall be made as follows: The Executive shall pay to the Company the Recapture Amount less any taxes previously paid by the Executive in respect of the Recapture Amount, such payment to be made promptly by the Executive following written demand by the Company, but in any event within 30 days following the later of the date of receipt of such written demand or the final resolution of any appeal to the Board or the Personnel & Compensation Committee, as provided in this Agreement.  The Executive shall pay to the Company all tax refunds received by the Executive in respect of his amending any prior income or other tax return as required by this Agreement, such payment to be made within 30 days of Executive’s receipt of any such refund.

e)           Effect on Other Enforcement Provisions of this Agreement.   This section 5A does not supersede the Company’s right to enforce any provision of this Agreement nor shall it affect the Executive’s entitlement to any other benefits provided in accordance with this Agreement.

3.        The following new subsection (7) is added to Section 8 (d) (Consequences of Termination) in order to correct an administrative oversight in the Agreement:

“(7)           the Company shall continue to pay all premiums on the life insurance coverage issued to the Executive for 24 months but in no event later than the Retirement Eligibility Date.”

  4.           Capitalized Terms.  Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to them in the Agreement.

  5.           Full Force and Effect.  As modified by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment.

KAMAN CORPORATION

By:	/s/ Candace A. Clark
Its:	Senior Vice President, Chief Legal Officer
and Secretary

Date:	February 23, 2010

WILLIAM C. DENNINGER
/s/ William C. Denninger

Date: February 23, 2010